Exhibit 99.1

Coldwater Creek Announces Fiscal 2003 Second Quarter Results

Sandpoint, Idaho, August 27, 2003 – Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and six-month periods ended August 2, 2003, compared with the three- and six-month periods ended August 3, 2002. Please note that the net loss and net income per share amounts below reflect a 50 percent stock dividend having the effect of a 3-for-2 stock split declared by the company’s board of directors on August 4, 2003.

For the three-month period ended August 2, 2003, there was a net loss of $1.4 million, or $0.06 loss per share, compared with a net loss of $2.1 million, or $0.09 loss per share for the comparable three-month period ended August 3, 2002. Net sales in the fiscal 2003 second quarter increased 4.9 percent to $96.7 million from $92.1 million in the fiscal 2002 second quarter.

For the six-month period ended August 2, 2003, net income increased to $0.5 million, or $0.02 per diluted share, compared with a net loss of $0.7 million, or $0.03 loss per share for the comparable six-month period ended August 3, 2002. Net sales in the fiscal 2003 first six months increased 6.8 percent to $211.9 million from $198.4 million in the fiscal 2002 first six months.

“Our better-than-anticipated results were due to a combination of continued solid performance in retail stores and ongoing improvements in our cost structure,” said Dennis Pence, chairman and chief executive officer. “We opened four additional full-line retail stores during the quarter, and based on positive customer response to our merchandise assortment in the store setting, we now plan to increase our openings by two additional full-line retail stores this fiscal year, for a total of 66 full-line retail stores in operation by the holiday season.”

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 44.0 percent to $40.6 million in the fiscal 2003 second quarter from $28.2 million in the fiscal 2002 second quarter. Retail Segment net sales represented 42.0 percent of the company’s total net sales in the fiscal 2003 second quarter, compared with 30.6 percent in the fiscal 2002 second quarter.

Net sales from the Retail Segment increased 40.9 percent to $73.9 million in the fiscal 2003 first six months from $52.5 million in the fiscal 2002 first six months. Retail Segment net sales represented 34.9 percent of the company’s total net sales in the fiscal 2003 first six months, compared with 26.4 percent in the fiscal 2002 first six months.

Net sales from the Direct Segment, which encompasses the company’s catalog and e-commerce businesses, decreased 12.3 percent to $56.1 million in the fiscal 2003 second quarter from $64.0 million in the fiscal 2002 second quarter. Direct Segment net sales represented 58.0 percent of the company’s total net sales in the fiscal 2003 second quarter, compared with 69.4 percent in the fiscal 2002 second quarter.

“Direct sales showed a decrease of about 12 percent, against a planned catalog circulation decrease of more than 23 percent,” Pence said. “The strategic decision to mail fewer catalogs in the second quarter, which traditionally has been our slowest selling period, resulted in a decrease in SG&A expenses compared with the prior year.”

Net sales from the Direct Segment decreased 5.5 percent to $138.0 million in the fiscal 2003 first six months from $145.9 million in the fiscal 2002 first six months. For the first six months of fiscal 2003, catalog circulation was decreased 13.4 percent to 49.4 million catalogs mailed from 57.1 million catalogs mailed in the comparable period a year ago. Direct Segment net sales represented 65.1 percent of the company’s total net sales in the fiscal 2003 first six months, compared with 73.6 percent in the fiscal 2002 first six months.

Catalog net sales decreased 9.4 percent to $32.4 million in the fiscal 2003 second quarter from $35.8 million in the fiscal 2002 second quarter. Catalog net sales represented 57.8 percent of the Direct Segment’s net sales in the fiscal 2003 second quarter, compared with 56.0 percent in the fiscal 2002 second quarter. Catalog net sales represented 33.6 percent of the company’s total net sales in the fiscal 2003 second quarter, compared with 38.8 percent in the fiscal 2002 second quarter.

Catalog net sales decreased 4.0 percent to $78.4 million in the fiscal 2003 first six months from $81.6 million in the fiscal 2002 first six months. Catalog net sales represented 56.8 percent of the Direct Segment’s net sales in the fiscal 2003 first six months, compared with 56.0 percent in the fiscal 2002 first six months. Catalog net sales represented 37.0 percent of the company’s total net sales in the fiscal 2003 first six months, compared with 41.2 percent in the fiscal 2002 first six months.

E-commerce net sales decreased 16.1 percent to $23.6 million in the fiscal 2003 second quarter from $28.2 million in the fiscal 2002 second quarter. E-commerce net sales represented 42.2 percent of the Direct Segment’s net sales in the fiscal 2003 second quarter, compared with 44.0 percent in the fiscal 2002 second quarter. E-commerce net sales represented 24.5 percent of the company’s total net sales in the fiscal 2003 second quarter, compared with 30.6 percent in the fiscal 2002 second quarter.

E-commerce net sales decreased 7.3 percent to $59.6 million in the fiscal 2003 first six months from $64.3 million in the fiscal 2002 first six months. E-commerce net sales represented 43.2 percent of the Direct Segment’s net sales in the fiscal 2003 first six months, compared with 44.0 percent in the fiscal 2002 first six months. E-commerce net sales represented 28.1 percent of the company’s total net sales in the fiscal 2003 first six months, compared with 32.4 percent in the fiscal 2002 second quarter.

The company operated 48 full-line retail stores at the end of the fiscal 2003 second quarter, compared with 35 full-line retail stores at the end of the fiscal 2002 second quarter. The company plans to open a total of 25 full-line retail stores in fiscal 2003, which includes the seven stores opened during the fiscal 2003 first six months.

Gross profit for the fiscal 2003 second quarter was $34.7 million, or 35.8 percent of net sales, compared with $35.4 million, or 38.4 percent of net sales, for the fiscal 2002 second quarter. The decrease in the gross profit rate was primarily due to increased clearance sales and, to a lesser extent, diminished gross merchandise margins realized in the Direct Segment’s catalog and e-commerce businesses. Partially offsetting these negative impacts were improved merchandise margins in the Retail Segment.

Selling, general and administrative (SG&A) expenses for the fiscal 2003 second quarter were $36.8 million, or 38.0 percent of net sales, compared with $38.8 million, or 42.1 percent of net sales, for the fiscal 2002 second quarter. SG&A expenses were positively impacted by the mailing of 5.9 million, or 23.2 percent, fewer catalogs, partially offset by increased costs associated with the company’s retail expansion. The SG&A rate was positively impacted by reduced catalog production costs and by other general cost savings initiatives.

For the fiscal 2003 second quarter there was a loss from operations of $2.1 million, or 2.2 percent of net sales, compared with a loss from operations of $3.5 million, or 3.8 percent of net sales, for the fiscal 2002 second quarter.

At the end of the fiscal 2003 second quarter the company had no short- or long-term debt and a cash position of $3.5 million compared with $0.3 million at the end of the fiscal 2002 second quarter. The company’s working capital increased to $37.3 million at the end of the current period from $26.4 million at the end of the comparable period a year ago. Inventory decreased $0.7 million, or 1.0 percent, to $67.6 million in the fiscal 2003 second quarter from $68.3 million in the fiscal 2002 second quarter. This decrease occurred at the same time the company added 13 full-line retail stores since the end of the fiscal 2002 second quarter, which represented a 29.2 percent increase in full-line retail store square footage.

“We ended the quarter with a clean and current inventory position, even with the addition of more than a dozen new full-line stores compared with the same period a year ago,” said Georgia Shonk-Simmons, president and chief merchandising officer. “During this period, we maintained our focus on tight inventory management in the second quarter, while at the same time keeping the stores well-stocked in key merchandise. This resulted in improved sell-through at retail, with top-performing items including our novelty crop pants, knit tops and t-shirt programs.”

As previously announced, Coldwater Creek will host a conference call on Wednesday, August 27, 2003, at 4:45 p.m. EST to discuss fiscal 2003 second quarter results. To listen to the live Web cast, log on to http://www.firstcallevents.com/service/ajwz387549551gf12.html. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, September 3, 2003. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “677077”. Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated triple-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located in major metropolitan areas, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our cost-control initiatives, marketing costs, realized and anticipated cost-efficiencies, selling, general and administrative expenses, retail expansion, sales and revenue growth, and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends, and the current economic climate, which continues to adversely affect the retail sector; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; the possibility that our buy now/wear now strategy will not be appealing to customers, and that it could be impacted by unseasonable weather patterns, the difficult selling environment or other factors beyond our control; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends, particularly in the current difficult economic climate and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share, ratio data and store counts)

	Three Months Ended		Six Months Ended
	August 2, 2003	August 3, 2002 (a)	August 2, 2003	August 3, 2002 (a)
Statements of Operations:
Net sales	$96,654	$92,144	$211,858	$198,385
Cost of sales	62,004	56,782	132,059	118,035

Gross profit	34,650	35,362	79,799	80,350
Selling, general and administrative expenses	36,771	38,819	78,881	81,422

(Loss) income from operations	(2,121)	(3,457)	918	(1,072)
Interest, net, and other	(243)	45	(112)	53

(Loss) income before income taxes	(2,364)	(3,412)	806	(1,019)
Income tax (benefit) provision	(941)	(1,277)	315	(298)

Net (loss) income	$(1,423)	$(2,135)	$491	$(721)

Net (loss) income per share—Basic (b)	$(0.06)	$(0.09)	$0.02	$(0.03)

Weighted average shares outstanding—Basic (b)	24,041	23,892	24,003	23,837

Net (loss) income per share—Diluted (b)	$(0.06)	$(0.09)	$0.02	$(0.03)

Weighted average shares outstanding—Diluted (b)	24,041 (c)	23,892 (d)	24,188	23,837 (e)

Supplemental Data:

	Three Months Ended		Six Months Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002
Operating Statistics:
Catalogs mailed	19,446	25,314	49,438	57,084
Active customers (f)			2,613	2,422
Full-line retail store count			48	35
Resort store count			2	2
Outlet store count			16	10
Full-line retail store square footage			332	257

	August 2, 2003	February 1, 2003	August 3, 2002
Balance Sheet Data:
Cash and cash equivalents	$3,497	$26,630	$333
Inventories	67,602	59,686	68,254
Current assets	93,709	105,885	87,076
Current liabilities	56,376	68,520	60,709
Current ratio	1.7	1.5	1.4

	Three Months Ended		Six Months Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002
Channel Net Sales:
Catalog	$32,443	$35,796	$78,389	$81,649
Internet	23,641	28,167	59,567	64,276
Retail	40,570	28,181	73,902	52,460

Total	$96,654	$92,144	$211,858	$198,385

Note (a):

The amounts for the three- and six-months ended August 3, 2002 reflect the recasting of the fiscal periods as a result of the Company changing its fiscal year-end from the Saturday nearest to February 28th to the Saturday nearest to January 31st, effective February 1, 2003.

Note (b):

The above weighted average shares outstanding and net (loss) income per share amounts reflect two 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002 and August 4, 2003.

Note (c):	For the three months ended August 2, 2003, 265 potentially dilutive common shares were excluded from average shares because they were antidilutive.

Note (d):	For the three months ended August 3, 2002, 314 potentially dilutive common shares were excluded from average shares because they were antidilutive.

Note (e):	For the six months ended August 3, 2002, 294 potentially dilutive common shares were excluded from average shares because they were antidilutive.

Note (f):	An “active” customer is defined as a customer who has purchased merchandise from the Company via any of its three sales channels during the preceding twelve months.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS

	August 2, 2003	February 1, 2003	August 3, 2002
CURRENT ASSETS:
Cash and cash equivalents	$3,497	$26,630	$333
Receivables	5,229	6,112	4,064
Inventories	67,602	59,686	68,254
Prepaid and other	10,543	4,409	5,634
Prepaid and deferred catalog costs	4,923	7,133	6,541
Deferred income taxes	1,915	1,915	2,250

Total current assets	93,709	105,885	87,076
Property and equipment, net	86,600	81,214	81,368
Other	670	548	548

Total assets	$180,979	$187,647	$168,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$—	$—	$3,471
Accounts payable	40,387	45,951	42,980
Accrued liabilities	15,989	18,919	14,258
Income taxes payable	—	3,650	—

Total current liabilities	56,376	68,520	60,709
Deferred income taxes	1,631	1,631	1,794
Deferred rents	15,642	11,533	9,651

Total liabilities	73,649	81,684	72,154

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 24,104,552, 24,173,117 and 24,137,625 shares issued, respectively (a)	241	242	241
Additional paid-in capital	47,448	51,286	50,751
Treasury shares, at cost, 209,100 shares (b)	—	(4,715)	(4,715)
Retained earnings (a)	59,641	59,150	50,561

Total stockholders’ equity	107,330	105,963	96,838

Total liabilities and stockholders’ equity	$180,979	$187,647	$168,992

Note (a):

The above common stock issued and retained earnings amounts reflect two 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002 and August 4, 2003.

Note (b):	On July 25, 2003, the Company retired the 209,100 shares held as treasury shares.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	August 2, 2003	August 3, 2002
OPERATING ACTIVITIES:
Net income	$491	$(721)
Non cash items:
Depreciation and amortization	8,303	7,608
Deferred rent amortization	(498)	(146)
Deferred income taxes	—	924
Tax benefit from exercises of stock options	230	282
Other	114	221
Net change in current assets and liabilities:
Receivables	883	2,269
Inventories	(7,916)	(1,999)
Prepaid and other	(5,936)	(1,668)
Prepaid and deferred catalog costs	2,210	(161)
Accounts payable	(5,564)	(759)
Accrued liabilities	(5,257)	(1,928)
Current income taxes	(3,650)	(805)
Deferred rents	5,333	3,034

Net cash (used in) provided by operating activities	(11,257)	6,151

INVESTING ACTIVITIES:
Purchase of property and equipment	(12,094)	(11,995)
Repayments of executive loans	89	437

Net cash used in investing activities	(12,005)	(11,558)

FINANCING ACTIVITIES:
Net proceeds from advances under revolving line of credit	—	3,471
Net proceeds from exercises of stock options	646	905
Other financing costs	(517)	—

Net cash provided by financing activities	129	4,376

Net decrease in cash and cash equivalents	(23,133)	(1,031)
Cash and cash equivalents, beginning	26,630	1,364

Cash and cash equivalents, ending	$3,497	$333

SUPPLEMENTAL CASH FLOW DATA:
Cash paid for interest	$—	$1
Cash paid for income taxes	9,526	42